                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                          Commission File No. 0-27502

                       HEALTH SYSTEMS DESIGN CORPORATION
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            (Exact name of registrant as specified in its charter)

                    1111 Broadway, Oakland, California 94607
                                 (510) 251-1330
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
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           (Title of each class of securities covered by this Form)

                                      NONE
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]      Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)     [ ]      Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]      Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)     [ ]      Rule 12h-3(b)(2)(ii)     [ ]
                                       Rule 15d-6               [ ]

        Approximate number of holders of record as of the certification or notice date: 1
            ----

        Pursuant to the requirements of the Securities Exchange Act of 1934, Health Systems Design Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    PSC Healthcare Software, Inc.,
                                    successor by merger to
                                    Health Systems Design Corporation

DATE:  December 15, 2000            By: /s/ Peter A. Altabef
       -----------------                -----------------------------------
                                        Name:  Peter A. Altabef
                                        Title: Vice President and Secretary